Merrill Lynch Utilities and Telecommunications Fund,
Inc.

File No. 811-6180

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending November 30, 2000, Merrill Lynch Utilities and Telecommunications
Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Utility Income Fund, Inc. ("Utility Income Fund"), File No. 811-7071.

At meetings of the Boards of Directors of the Registrant and Utility Income Fund, the Boards of Directors approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Utility Income Fund by the Registrant solely in exchange for an equal aggregate value of corresponding shares and the subsequent distribution of such corresponding shares to the shareholders of Utility Income Fund; and (ii) the subsequent liquidation of Utility Income Fund, its dissolution as a Maryland corporation and its deregistration as an investment company.

On April 14, 2000, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14
(File Nos. 333-34838 and 811-6180) (the "N-14
Registration Statement"). The N-14 Registration Statement ontained the proxy materials soliciting the approval of the Reorganization by the shareholders of Utility Income Fund.
Pre-Effective Amendment No. 1 to the N-14 Registration
Statement was filed on May 24, 2000.  The N-14
Registration Statement as so amended was declared effective by the Commission on May 24, 2000.

On March 31, 2000, the shareholders of the Registrant and Utility Income Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On
_August 18, 2000 (the "Reorganization Date"), pursuant to the Agreement, Utility Income Fund transferred assets valued at $40,863,113 to the Registrant and received in exchange 3,321,926 newly-issued Class A, Class B, Class
C, and Class D shares of the Registrant comprised of 231,662 Class A shares, 2,575,743 Class B shares, 272,412
Class C shares and 242,109 Class D shares. Such shares were then distributed to the shareholders of Utility Income
Fund on that date in proportion to each shareholder's interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Utility Income Fund with the Securities and Exchange Commission.